Exhibit (a)(1)(J)

Infoblox and Vista Equity Partners Receive Approval from the German Federal Cartel Office in

Connection with Proposed Transaction

Santa Clara, California – October 20, 2016 – Infoblox Inc. (NYSE: BLOX) (“Infoblox”) and Vista Equity Partners (“Vista”) today announced that they have received approval from the German Federal Cartel Office in connection with Vista’s previously-announced tender offer to purchase all of the outstanding shares of common stock of Infoblox at a price of $26.50 per share in cash.

As previously announced on October 14, 2016, the United States Federal Trade Commission (the “FTC”) and Antitrust Division of the United States Department of Justice (the “Antitrust Division”) have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Vista’s affiliate, India Merger Sub, Inc., commenced the tender offer on October 7, 2016 and the tender offer will remain open for Infoblox stockholders until 12:00 midnight, New York City time, at the end of the day on November 4, 2016, unless extended or earlier terminated in accordance with the terms of the merger agreement. The transaction remains subject to a minimum tender condition and other closing conditions described in the Schedule 14D-9 filed on October 7, 2016, as amended, and is expected to close in the second quarter of fiscal 2017.

About Infoblox

Infoblox (NYSE: BLOX) delivers Actionable Network Intelligence to enterprise, government, and service provider customers around the world. As the industry leader in DNS, DHCP, and IP address management, the category known as DDI, Infoblox (www.infoblox.com) provides control and security from the core—empowering thousands of organizations to increase efficiency and visibility, reduce risk, and improve customer experience.

About Vista Equity Partners

Vista Equity Partners, a U.S.-based private equity firm with offices in Austin, Chicago and San Francisco, with more than $26 billion in cumulative capital commitments, currently invests in software, data and technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.

Forward Looking Statements

All statements in this communication that are not statements of historical fact are forward looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. These statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in forward-looking statements, including, but not limited to: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Infoblox’s stockholders that will support the proposed transaction and tender their shares in the offer; (iv) the possibility that competing offers or acquisition proposals for Infoblox will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Infoblox to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the proposed transaction; (viii) risks related to the debt financing arrangements entered into in connection with the proposed transaction; (ix) the effect of the announcement or pendency of the proposed transaction on Infoblox’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, resellers, channel partners, suppliers and others with whom it does business, or its operating results and business generally; (x) risks related to diverting management’s attention from Infoblox’s ongoing business operations; (xi) the risk that unexpected costs will be incurred in connection with the proposed transaction; (xii) changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; (xiii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and (xiv) other factors as set forth from time to time in Infoblox’s filings with the Securities and Exchange Commission (“SEC”), which are available on our investor relations Web site (http://ir.infoblox.com/) and on the SEC’s Web site (www.sec.gov). All information provided in this communication is as of the date hereof, and stockholders of Infoblox are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Infoblox does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this communication, or to reflect the occurrence of unanticipated events, except as required by applicable law.

Contacts

For Infoblox:

Investors:

Infoblox

Renee Lyall

408-986-4748

rlyall@infoblox.com

Media:

John Christiansen / Megan Bouchier

Sard Verbinnen & Co

(415) 618-8750

For Vista Equity Partners:

Alan Fleischmann

Laurel Strategies

(202) 413-4495

mstakelin@laurelstrategies.com